Exhibit 99.1

FOR IMMEDIATE RELEASE

PATIENT SAFETY TECHNOLOGIES REPORTS THIRD QUARTER 2013 RESULTS

Customer base surpasses 330 facilities

Continued revenue growth, positive Adjusted Operating Income

Estimated product usage surpasses 200 million Safety-Sponges®, 10 million successful procedures

__________________________________

IRVINE, CA, November 13, 2013 – Patient Safety Technologies, Inc. (the “Company”, OTCBB: PSTX, OTCQB: PSTX) today announced results for its third quarter ended September 30, 2013.

Expanded Customer Base and Financial Highlights

During the third quarter of 2013 the Company grew its installed customer base of facilities using its SurgiCount Safety-Sponge® System to 303.  This compares to 265 facilities as of the end of the third quarter of 2012 and represents year over year growth in the Company’s installed customer base of 14%.  Additionally, as of the date of this release the Company has implemented or signed contracts and scheduled implementations for additional facilities, collectively growing the number of facilities currently installed and those with signed agreements and scheduled implementations to over 330.  Although not necessarily proportional to reported revenues, the number of facilities using the Company’s products is a good indicator of our underlying business.

Total revenue for the third quarter of 2013 was $5.2 million.  This compares to total revenue of $5.0 million for the third quarter of 2012.  The higher revenue for the third quarter of 2013 as compared to the same period in 2012 was primarily related to the larger installed customer base during the third quarter of 2013, offset by a number of factors including the impact of a number of our larger existing customers switching the distributors they choose to fulfill our products.  We believe the effects of such distributor switching are temporary, as the existing distributor typically discontinues ordering our products in advance of the newly selected distributor initiating and maintaining orders to build up its inventory and begin continually fulfilling our products to the end user facility, however our end user facility customers continue their use of our products at the same consumption levels.

Reported GAAP gross margins were 43% for the third quarter of 2013, unchanged from the 43% reported during the second quarter of 2013, and compared to 46% for the same period in 2012.  Because the Company’s reported GAAP cost of revenues includes certain non-cash depreciation expense, there can be a significant difference between reported gross margins and the actual cash gross margins realized by the Company.  Excluding non-cash depreciation expense included in reported cost of revenues, our non-GAAP Cash Gross Margins were 53% for the third quarter of 2013, unchanged from the 53% generated during the second quarter of 2013, and compared to 55% for the same period in 2012.

Reported operating expenses for the third quarter of 2013 were $2.8 million, an increase of $344 thousand, or 14%, as compared to $2.4 million during the same period in 2012.  The primary reasons for the increase in operating expenses during the third quarter of 2013 as compared to the same period in 2012, were higher employment related expenses as a result of new hires that were added during 2013 in a number of functional areas, partially offset by lower one-time implementation expenses.

During the third quarter of 2013 the Company generated a GAAP Operating Loss of $535 thousand and Adjusted Operating Income (as defined below) of $350 thousand.  This compares with a GAAP Operating Loss of $150 thousand and Adjusted Operating Income of $660 thousand during the third quarter of 2012.  The primary reasons for the increase in reported GAAP Operating Loss and the decrease in Adjusted Operating Income reported during the third quarter of 2013 as compared to the same period in 2012, was the increase in operating expenses as described above.

“We are pleased to have successfully continued the expansion of our market leading customer base and grown our reported revenues during the third quarter.  As reflected in our continued generation of positive adjusted operating income, we continue to operate the business above breakeven despite making additional investments in multiple areas, including the expansion of our products and the continued growth of our installed user base,” stated Brian E. Stewart, President and Chief Executive Officer of Patient Safety Technologies, Inc.

“Additionally, during the third quarter we estimate that use of our SurgiCount Safety-Sponge® System surpassed 200 million of our Safety-Sponges® successfully used in more than 10 million procedures.  With an estimated occurrence rate of one in 8,000 procedures and at a cost estimated to exceed $500,000 per incident, this would imply we have saved our users and their patients over 1,250 retained sponge events and prevented those facilities from over $625 million in avoidable costs.  As hospitals increasingly seek ways to improve their patient outcomes and reduce their costs, we believe this overwhelming evidence as to the clinical and economic effectiveness of our solution positions us well to further expand our market penetration and ultimately become the standard of care to prevent this common yet preventable surgical error,” continued Mr. Stewart.

The Company's third quarter of 2013 financial statements are included in its Quarterly Report on Form 10-Q filed by the Company on November 13, 2013 and available at the SEC's website at www.sec.gov.

Reconciliation of GAAP to Non-GAAP Results (Unaudited)

		For the Three Months Ended		For the Nine Months Ended
		September 30,		September 30,
in thousands		2013	2012	2013	2012

Reported Revenue		$5,205.3	$4,972.5	$14,918.6	$12,478.2

Reported Operating Loss		$(535.5)	$(149.7)	$(1,501.0)	$(1,975.5)
Plus:	Stock based compensation	217.1	209.5	622.0	606.9
Plus:	Depreciation and amortization	667.8	600.2	1,951.1	1,470.6
Adjusted Operating Income/(Loss)		$349.4	$660.0	1,072.1	$102.0

Reported Revenue		$5,205.3	$4,972.5	$14,918.6	$12,478.2
Reported Gross profit		2,226.2	2,268.3	6,183.4	5,360.2
Reported Gross margin		43%	46%	41%	43%

Plus:	Depreciation recorded in cost of revenue	546.2	491.1	1,594.0	1,141.5
Adjusted Gross profit		$2,772.4	$2,759.4	$7,777.4	$6,501.7
Adjusted Gross margin		53%	55%	52%	52%

To supplement the Company's presentation of operating income and (loss) measured in accordance with GAAP, we also use a non-GAAP measure of operating income, herein defined as Adjusted Operating Income (in the event this amount is negative it is herein defined as Adjusted Operating Loss).  Reconciliation of GAAP operating loss to Adjusted Operating Income or Loss for the third quarters of 2013 and 2012 are shown above.  How we define Adjusted Operating Income or Loss herein may not be consistent with how we have defined this non-GAAP measure historically.  Additionally, the Company also includes a non-GAAP measure of gross profit and gross margins, herein defined as Cash Gross Profit and Cash Gross Margin, which excludes from these calculations the effects of non-cash depreciation expense.  Non-GAAP measures are provided to enhance investors' overall understanding of the Company's current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that the use of non-GAAP operating income, gross profit and gross margins provides meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes these non-GAAP measures when viewed with GAAP results and the accompanying reconciliation, enhances the comparability of results against prior periods and allows for greater transparency of financial results.  The Company believes these non-GAAP measures facilitate management's internal comparison of the Company's financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of these non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Surgical Adverse Events and Retained Surgical Sponges
Surgical never events are costly to the health care system and are associated with serious harm to patients1.  Retained foreign bodies are estimated to represent up to 49.8% of all reported surgical never events1 with surgical sponges representing the vast majority of items unintentionally retained2.  Estimated to occur as often as 1 in every 1,000 to 1,500 abdominal operations to 1 in every 8,000 in patient operations2, with an estimated 32 million surgical procedures annually in the U.S. this implies approximately 4,000 retained sponge incidents each year, 11 every day.  The negative impact to patient outcomes from retained foreign objects varies and can be significant, with permanent injuries in an estimated 16% of incidents and patient mortality in 5%1.  Cost ramifications can be considerable and include legal expenses and awards, non-reimbursable healthcare services, loss of time, loss of reputation for involved individuals and facilities and the negative impact on pay for performance metrics.

About Patient Safety Technologies, Inc. and SurgiCount Medical
Patient Safety Technologies, Inc., through its wholly-owned operating subsidiary SurgiCount Medical, Inc., provides the Safety-Sponge® System, a solution clinically proven to improve patient safety and reduce healthcare costs by helping eliminate retained surgical sponges.  The market leading retained sponge prevention solution, the Safety-Sponge® System is used in more than 330 government, teaching and community hospitals across the U.S., including 6 of the 2013-14 U.S. News and World Report Best Hospital Honor Roll recipients, representing more total users and more Honor Roll users than all retained sponge prevention solutions combined.  For more information, contact SurgiCount Medical, Inc. at (949) 387-2277 or visit www.surgicountmedical.com.

Forward Looking Statements

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties. Forward-looking statements reflect our management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements.  When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions, without limitation, identify forward-looking statements.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which

1 Mehtsun, et al. Surgical never events in the United States, J Surg 2012;10.005
2 Cima RR, Kollengode A, Garnatz J, et al. Incidence and characteristics of potential and actual retained foreign object events in surgical patients. J Am Coll Surg 2008;207:80-87 could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include but are not limited to: our ability to implement in all hospitals within the larger hospitals organizations with which we have agreements, our ability to implement in those hospitals with which we have scheduled implementations, the early stage of adoption of our Safety-Sponge® System and the need to expand adoption of our Safety-Sponge® System; the impact on our future revenue and cash flows from the ordering patterns of our exclusive distributor Cardinal Health; our need for additional financing to support our business; our reliance on third-party manufacturers, some of whom are sole-source suppliers, and on our exclusive distributor; and any inability to successfully protect our intellectual property portfolio.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.

Forward-looking statements can be affected by many other factors, including, those described in the "Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and “Factors Affecting Future Results” sections of our Annual Report on Form 10-K for 2012, our Quarterly Reports on Form 10-Q and in our other public filings. These documents are available online through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and we have not assumed any duty to update any forward-looking statements.

Contact

For further information please contact Brian E. Stewart at (949) 387-2277.

PATIENT SAFETY TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$5,205,301	$4,972,476	$14,918,571	$12,478,210
Cost of revenue	2,979,106	2,704,140	8,735,133	7,118,019
Gross profit	2,226,195	2,268,336	6,183,438	5,360,191

Operating expenses:
Research and development	168,563	111,227	462,932	400,712
Sales and marketing	1,218,437	1,350,924	3,208,156	3,734,531
General and administrative	1,374,689	955,840	4,013,398	3,200,409
Total operating expenses	2,761,689	2,417,991	7,684,486	7,335,652

Operating loss	(535,494)	(149,655)	(1,501,048)	(1,975,461)

Other income (expense)
Interest income (expense), net	1,191	672	4,684	3,756
Other income	150,000	-	150,000	-
Interest expense related party	-	(35,926)	(143,819)	(35,926)
Total other (expense) income	151,191	(35,254)	10,865	(32,170)

Loss before income taxes	(384,303)	(184,909)	(1,490,183)	(2,007,631)
Income tax provision	(253)	(546)	(253)	(4,258)
Net loss	(384,556)	(185,455)	(1,490,436)	(2,011,889)
Preferred dividends	(142,406)	(134,215)	(427,219)	(397,105)
Net loss applicable to common shareholders	$(526,962)	$(319,670)	$(1,917,655)	$(2,408,994)

Loss per common share
Basic and Diluted	$(0.01)	$(0.01)	$(0.05)	$(0.07)
Weighted average common shares outstanding:
Basic and Diluted	38,752,500	35,260,243	37,884,140	35,449,156

PATIENT SAFETY TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,941,015	$5,177,082
Accounts receivable	2,656,356	1,415,634
Inventories, net	2,832,187	3,968,436
Prepaid expenses	156,537	308,285
Total current assets	10,586,095	10,869,437

Property and equipment, net	4,388,774	4,833,754
Goodwill	1,832,027	1,832,027
Patents, net	1,895,497	2,139,202
Other assets	14,309	37,462
Total assets	$18,716,702	$19,711,882

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$3,940,984	$4,499,002
Accrued liabilities	355,076	960,062
Deferred revenue-current portion	803,421	846,395
Total current liabilities	5,099,481	6,305,459

Deferred revenue	462,596	969,395
Total liabilities	5,562,077	7,274,854

Stockholders’ equity
Total stockholders’ equity	13,154,625	12,437,028
Total liabilities and stockholders’ equity	$18,716,702	$19,711,882